Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
09-14

Quanta Contacts:	Investor Contacts:
James Haddox, CFO	Ken Dennard: 713-529-6600
Reba Reid	Kip Rupp: 404-872-6764
713-629-7600	DRG&E
QUANTA SERVICES ACQUIRES PRICE GREGORY SERVICES, INCORPORATED
Earl C. “Duke” Austin, Jr. Appointed President of
Quanta’s New Natural Gas and Pipeline Division
HOUSTON — Oct. 2, 2009 — Quanta Services, Inc. (NYSE: PWR) today announced the closing on Oct. 1, 2009 of the acquisition of Price Gregory Services, Incorporated, a leading transmission pipeline infrastructure service provider. In connection with the acquisition, Quanta issued approximately 10.9 million shares of Quanta common stock and paid approximately $96 million in cash to the stockholders of Price Gregory Services.
Building on Quanta’s leadership role in the electric power transmission industry, the acquisition strongly positions Quanta as a leader in the North American energy transmission infrastructure market and will enable the company to take advantage of the positive long-term outlook for the natural gas and transmission pipeline industry.
In conjunction with the acquisition, Quanta has formed a new division called the Natural Gas and Pipeline Division and appointed Earl C. “Duke” Austin, Jr. president and Paul M. Daily executive vice president of this new division. Price Gregory Services will become part of this new division, and J. Thomas White will serve as president of Price Gregory Services with responsibility for its transmission pipeline operations and facility services. Historically, Quanta’s revenues from natural gas operations were reported through the electric power and natural gas division.
“This strategic, financially compelling acquisition significantly expands the scale and scope of Quanta’s existing natural gas infrastructure operations to better meet the long-term infrastructure requirements of the natural gas industry,” said John R. Colson, chairman and CEO of Quanta Services. “Under the leadership and direction of Duke, Paul and Tom, we believe this division is strongly positioned to benefit from the substantial growth projected over the next decade as domestic natural gas plays a larger role in meeting our country’s energy independence and clean energy goals.
“The acquisition of Price Gregory and promotion of these leaders support our philosophy to deliver value to our stockholders, quality services to our customers and growth opportunities for our employees. We welcome the Price Gregory team to our family of operating units.”
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Austin brings more than two decades of industry experience to this newly created position. Most recently, he served as president of North Houston Pole Line (NHPL), a Quanta Services company and one of the largest infrastructure contractors in the Southwest. Austin has been instrumental in the strategic growth of NHPL. Austin also serves on the Board of the Southwest Line Chapter of the National Electrical Contractors Association. Austin received a bachelor of arts in business management with an emphasis in accounting from Sam Houston State University.
In addition to his new position, Daily will continue as president of InfraSource Underground Services, LLC, a Quanta Services company. Daily brings more than 30 years experience in the management of domestic and international underground construction projects, particularly in the natural gas industry. In his various leadership positions, Daily’s responsibilities included the strategic oversight of engineering, procurement and construction of electric power, oil, gas, telecommunication and waste water infrastructure. For nine years, Daily served as a commissioned officer in the U.S. Army. He received a bachelor of science with an emphasis in mechanical engineering and international economics from the United States Military Academy.
White previously served as president of Price Gregory International and chief operating officer of Price Gregory Services, Incorporated. He brings more than 40 years of pipeline experience to this position. Throughout his career, he has been responsible for the design, construction and testing of thousands of miles of pipelines both in the U.S. and in the Middle East. In addition to guiding all Price Gregory operations, White has served the Pipeline Contractors Association as president and a member of the board of directors, nominating committee and industry advancement fund, among other positions. He is a registered Professional Engineer and received a bachelor of science in civil engineering from Mississippi State University.
About Quanta Services
Quanta Services is a leading specialized contracting services company, delivering infrastructure network solutions for the electric power, natural gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
Forward-Looking Statements
Statements about Quanta’s and Price Gregory’s outlook and all other statements in this release other than historical facts are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Quanta’s and Price Gregory’s control, which could cause actual results to differ materially from such statements. Forward-looking information includes, but is not limited to, statements regarding the new combined company and opportunities in the pipeline industry. There are a number of risks and uncertainties that could cause results to differ materially from those indicated by such forward-looking statements, including the failure of the natural gas industry to grow in the future and the timing of any such growth; the impact on the pipeline construction industry from various factors, such as the price of natural gas and oil, the demand for power generation from natural gas, the discovery and development of natural gas and oil resources and legislative developments affecting the energy industry overall; the effect on the businesses of Quanta and Price Gregory from the decline in economic and financial conditions; the failure to effectively integrate the combined operations and realize potential synergies such as cross-selling opportunities; the potential adverse impact to the businesses of the companies as a result of uncertainty surrounding the transaction, including the inability to retain key personnel; future regulatory or legislative actions that could adversely affect the companies; the ability to effectively compete for new projects and market share; and the potential adverse effect of other economic, business, and/or competitive factors on the combined companies or their respective businesses. These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Quanta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and its other filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s website at www.sec.gov and through Quanta’s website at www.quantaservices.com. Quanta expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.
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